Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:
January 31, 2011	Rachele Bowers
info@sunoviaenergy.com
(941) 751-6800

Sunovia Adds Independent Director; Announces Management Changes

Sarasota, Fla.  — Sunovia™ Energy Technologies, Inc. (OTC BB: SUNV), a clean-tech company, announced today changes to its board of directors and management team.

Independent Director Joins Board

Carl L. Smith, III former Chairman and CEO of the Company, and Robert Fugerer, Chief Technology Officer, have resigned from the Sunovia Board of Directors and Thomas Siegfried, a construction industry executive and shareholder of the Company has been elected by the board to fill one of the vacancies created.

Mr. Smith, a founder of Sunovia, has served on its board from the Company’s inception. Mr. Fugerer had served on the Company’s board since 2006. Mr. Fugerer will remain with the Company as its Chief Technology Officer.

Mr. Siegfried, 59, is a former construction executive with 25 years experience in the commercial and government sector, most recently as  co-owner of Centennial Contractors Enterprises Inc. of Reston Va., a nationally renowned construction company that manages large facilities  and infrastructure at universities, municipalities and federal installations.  “I am delighted to join the Sunovia team at this critical time in the company’s history,” Siegfried said. “Our LED lighting business is poised for growth in an expanding market, and with steady and strong leadership, we can create value for our fellow shareholders.”

The Company’s board is comprised of Arthur Buckland, President and CEO, Mr. Siegfried, and Erich Hofer. Patricia Meringer, who joined the Company as Corporate Counsel in November 2010, serves as Corporate Secretary to the Board.

“This transition to a non-executive board was part of our strategy developed this year as we brought on a new CEO and positioned the Company to focus on its opportunities in the LED lighting industry,” said outgoing chairman Smith. “Tom Siegfried will be a strong director for our company, and together with our CEO Art Buckland and Erich Hofer, this team of directors has the experience and vision necessary to lead the Company through the challenges that lie ahead and to create value for our shareholders.”

With these changes to the board Mr. Buckland is the only executive officer serving on the Board of Directors. “This is an important step for us,” said Buckland. “We are building a strong company and are improving our governance practices and aligning our management team with the new strategies of building our LED lighting business. We are grateful for the dedicated service of Carl and Bob to the Company’s board.”

Management Team Changes

The Company also announced changes to the management team designed to improve its efficiency and reduce costs in the outdoor LED lighting business. Doug Santoro, a 35-year veteran of the electronics manufacturing industry, has joined the Company as Vice President and Director of Operations. In this role Mr. Santoro, who has served as general manager of a number of electronics manufacturers, will streamline manufacturing, supply chain, and integrate manufacturing and sales to improve efficiency and reduce costs of sale.

Mr. Fugerer has shed his engineering responsibilities to focus on technical sales and advancing the Company’s technology to suit the markets it serves. David Martin, Vice President and Director of Engineering, has assumed responsibility for engineering in the Company. Mr. Martin has served as Chief Technology Officer of Xyonyx, Inc., a Florida-based manufacturer of various products, including drivers and light engines for solid state lighting. Rachele Bowers has assumed responsibility for human resources and administration as Executive Vice President, Administration.

As Corporate Counsel and Secretary, Ms. Meringer brings over 25 years’ experience in public company compliance and reporting, corporate governance, stock-based compensation, and mergers and acquisitions. She has handled over a hundred mergers for clients in a variety of industries.

“We have a fine team of professionals working hard to raise our profile and bring us to profitability. The collapse of the solar market has created a terrific challenge and a great opportunity for Sunovia,” Buckland said. “Our EvoLucia™ LED products are excellent, and with the increased worldwide focus on energy efficiency and reduced carbon emissions, the market for efficient, clean LED lighting is growing rapidly. The changes to our management team will position us well to respond to the market and to effectively manage the company’s relationships with suppliers, vendors, reps, employees and regulators.”

Building the Sales Force

To better respond to the growing market for outdoor LED lighting, the Company is building a national sales force and developing agency relationships internationally. James Perkins, Executive Vice President of Sales and Marketing, is implementing this strategy through key additions to the Company’s sales force. Craig Hall, a co-founder of the Company, has taken the role of Regional Sales Manager and is focusing on business development in Florida and nationally. Steve Tadic has joined the Company as Regional Manager in the Northeast, and Hal Hinton has come on board as Regional Manager in the Southeast region. Each of the regional sales managers is an experienced sales rep in the lighting industry, with substantial relationships and knowledge of the customer base for the Company’s LED products. The Company seeks to add to the sales team in order to cover the entire United States in the near future.

With his resignation from the Board of Directors, following his departure as CEO in September 2010, Smith will shift roles to raising awareness of the Company and its LED lighting products by introducing the Company to potential customers in the LED lighting business.

“Carl has been a tireless champion of the Company since its inception,” said Buckland. “We look forward to continuing to work with him to expand our market presence and build our company’s revenue.”

About Sunovia Energy Technologies, Inc.

About EvoLucia and Aimed LEDs
Sunovia’s LED lighting division, EvoLucia, Inc. (www.evolucialighting.com), offers highly efficient, durable, commercial-grade LED lighting for outdoor applications, including parking garages, streets and highways, parking lots, landscaping and more. The Aimed LED lights employ EvoLucia’s proprietary, patent-pending Aimed Optics™ technology, which strategically directs light to the target area and provides better illumination for less electricity.

More information about Sunovia Energy and its EvoLucia LED lighting subsidiary is available in the company’s Securities and Exchange filings, which can be found at www.sec.gov or at www.sunoviaenergy.com.

Forward-Looking Statements

Some of the statements made by Sunovia in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Sunovia believes that its primary risk factors include, but are not limited to: development and maintenance of strategic acquisitions; domestic and international acceptance of our product lines; defending our intellectual property and proprietary rights; development of new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technologies and systems to support new products and services; and attracting and retaining qualified management and other personnel. Additional information concerning these and other important factors can be found within Sunovia’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.
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